UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 17, 2012

GLEACHER & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14140

(Commission File Number)

22-2655804

(IRS Employer Identification No.)

1290 Avenue of the Americas

New York, New York

(Address of Principal Executive Offices)

10104

(Zip Code)

(212) 273-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Compensatory Arrangements of Certain Officers.

On August 17, 2012, the Executive Compensation Committee (the “Committee”) of Gleacher & Company, Inc. (the “Company”) approved and adopted the Gleacher & Company Senior Management Compensation and Retention Plan (the “Plan”).  The adoption of the Plan is a continuation of the Company’s comprehensive program to realign compensation, which commenced during 2011 and has resulted to date in certain significant changes to the Company’s compensation practices.  The Company has established the Plan to further enable the Company to achieve its long-term objectives by (1) aligning the interests of key executive and management employees with those of the Company’s shareholders, (2) helping to retain key executive and management talent, and (3) protecting the Company’s interests by ensuring that key executive and management employees are bound by certain restrictive covenants.

To be eligible to participate in the Plan, an employee must be an officer of the Company or hold another key position and be designated by the Committee as eligible to participate.  To participate in the Plan, a designated employee must execute a participation agreement in the form specified by the Plan.

A participating employee who experiences a “Qualifying Termination” is entitled to the benefits described below.  A Qualifying Termination, in general, is deemed to have occurred if the participant’s employment with the Company is terminated “in Connection with a Change in Control” and terminates:

•                  involuntarily by the Company for any reason other than for “Cause,” “Disability” or death; or

•                  by the participant for “Good Reason.”

In the event of a Qualifying Termination, a participating employee is entitled to the following benefits:

•                  such cash severance benefit, if any, as may be set forth in the applicable participation agreement;

•                  vesting in full of, and lapsing of any restrictions with respect to, all stock options, restricted shares, stock appreciation rights, restricted stock units and other equity-based awards outstanding at the time of the Qualifying Termination; and

•                  continuation of medical benefits for a period of, in general, 18 months.

To be entitled to benefits under the Plan, a participating employee must comply with all of the requirements of the Plan, including by executing (and not revoking) a release and acknowledgement in the form prescribed by the Plan and by complying with the following restrictive covenants for such period of time (the “Restricted Period”) as may be specified in the participant’s participation agreement:

•                  non-competition;

•                  non-solicitation of Company customers; and

•                  non-solicitation/non-hiring of Company employees.

Participating employees have other continuing obligations to the Company under the participation agreements, including obligations relating to the return to the Company of proprietary rights and information and the non-disclosure and non-use of the Company’s confidential information.

In connection with the adoption of the Plan, the Committee approved and the Company entered into participation agreements under the Plan with each of Mr. Thomas J. Hughes, Chief Executive Officer, Mr. John Griff, Chief Operating Officer, Ms. Patricia Arciero-Craig, General Counsel and Secretary, and Mr. Bryan Edmiston, Controller, each of whom is a named executive officer.

Assuming a Qualifying Termination and satisfaction of the other applicable conditions under the Plan and the relevant participation agreements, these officers would be entitled to cash severance benefits payable under the participation agreements as follows:  Mr. Hughes, $2.5 million, subject to adjustment as specified in his participation agreement; Mr. Griff, $2.0 million; Ms. Arciero-Craig, $2.0 million; and Mr. Edmiston, $1 million.  Messrs. Hughes and Griff would each be subject to a Restricted Period of twelve months.  Ms. Arciero-Craig and Mr. Edmiston would be subject to a Restricted Period of six months with respect to the non-competition covenant and twelve months with respect to the customer and employee non-solicitation covenants and the non-hiring covenant.

In addition to the cash severance payments listed above, each of Messrs. Hughes, Griff and Edmiston and Ms. Arciero-Craig would be entitled to full vesting/lapsing of restrictions with respect to all outstanding equity awards and continued medical benefits under the Company’s medical insurance plans, in each case as described above and in the Plan and their respective participation agreements.

The foregoing descriptions of the Plan and the participation agreements between the Company and Messrs. Hughes, Griff and Edmiston and Ms. Arciero-Craig are qualified in their entirety by reference to the actual Plan and participation agreements, each of which is filed as an exhibit to this Current Report on Form 8-K.  In particular, you are directed to the meanings of the defined terms used in the descriptions above.

Item 9.01.             Financial Statements and Exhibits

(d)                                 Exhibits.

10.1 - Gleacher & Company Senior Management Compensation and Retention Plan

10.2 - Participation Agreement with Thomas J. Hughes

10.3 - Participation Agreement with John Griff

10.4 - Participation Agreement with Patricia Arciero-Craig

10.5 - Participation Agreement with Bryan Edmiston

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLEACHER & COMPANY, INC.

By:	/s/ John Griff
Name:	John Griff
Title:	Chief Operating Officer

Dated:  August 23, 2012